Exhibit 10.2
AMENDED AND RESTATED
SERVICES AGREEMENT
This Amended and Restated Services Agreement (this “Agreement”), effective as of March 1, 2016 (the “Effective Date”), is entered into by and between NUSTAR ENERGY L.P., a Delaware limited partnership (“NuStar Energy”), NUSTAR GP HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), NUSTAR GP, LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“GP-LLC”), and NUSTAR SERVICES COMPANY LLC, a Delaware limited liability company and a wholly owned subsidiary of NuStar Energy (“NS Services”).
RECITALS
WHEREAS, NuStar Energy and GP-LLC are parties to that certain Services Agreement, effective as of January 1, 2008 (the “Services Agreement”), pursuant to which NuStar Energy and GP-LLC agreed to the allocation of reimbursements due to GP-LLC for the executive management, accounting, legal, cash management, corporate finance and other management and administrative services provided by GP-LLC to each of Holdings and NuStar Energy (collectively, the “Services”);
WHEREAS, effective as of the Effective Date, GP-LLC transferred and assigned to NS Services, and NS Services accepted from GP-LLC, the employment of all of GP-LLC’s domestic employees;
WHEREAS, from and after the Effective Date, NS Services shall provide the Services to NuStar Energy and Holdings;
WHEREAS, the parties desire to enter into this Agreement to determine the allocation of payments due to NS Services for the Services provided to each of Holdings and NuStar Energy, respectively;
WHEREAS, on January 28, 2016, the independent directors of GP-LLC approved the terms of this Agreement; and
NOW, THEREFORE, for and in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

(a)    “Affiliates” means entities that directly or indirectly through one or more intermediaries control, or are controlled by, or are under common control with, such party, and the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.
(b)    “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(c)    “force majeure” means any one or more of: (a) an act of God, (b) a strike, lockout, labor difficulty or other industrial disturbance, (c) an act of a public enemy, war, blockade, insurrection or public riot, (d) lightning, fire, storm, flood or explosion, (e) governmental action, delay, restraint or inaction, (f) judicial order or injunction, (g) material shortage or unavailability of equipment, or (h) any other cause or event, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension.
(d)    “Holdings Administrative Services Fee” means for each fiscal year, $1.0 million (as adjusted pursuant to Section 2.03(b)).
(e)    “Holdings Services” is as defined in Section 2.01(b).
(f)    “Initial Term” is as defined in Section 2.04(a).
(g)    “NuStar Services” is as defined in Section 2.01(a).
(h)    “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or other enterprise (including an employee benefit plan), association, government agency or political subdivision thereof or other entity.
(i)    “Service Recipients” means NuStar Energy and Holdings.
(j)    “Services Reimbursement” is as defined in Section 2.02(a).
ARTICLE II
PROVISION OF SERVICES
Section 2.01    Provision of Services.
(a)    NuStar Services. NS Services shall provide all executive management, accounting, legal, cash management, fuels marketing and trading, corporate finance and other management and administrative services necessary and appropriate, in GP-LLC’s sole discretion, to conduct the business of NuStar Energy (the “NuStar Services”).

(b)    Holdings Services. NS Services shall provide all executive management, accounting, legal, cash management, corporate finance and other management and administrative services necessary and appropriate, in GP-LLC’s sole discretion, to conduct the business of Holdings (the “Holdings Services”).
(c)    Nature of Services as Management Functions. The parties understand and agree that the NuStar Services and the Holdings Services constitute “management functions” within the meaning of Code Section 414(m)(5) and that, therefore, NS Services and NuStar Energy, on the one hand, and NS Services and Holdings, on the other hand (and, in each case, all entities within the respective “controlled groups” (within the meaning of Code Section 414 (b) or (c)) of NuStar Energy or Holdings), constitute an “affiliated service group” within the meaning of Code Section 414(m).
(d)    Use of Assets. All assets used by domestic employees of NS Services in providing the NuStar Services and the Holdings Services will be the same assets that were previously utilized by those employees while employed by GP-LLC prior to the Effective Date.
Section 2.02    Payment for NuStar Services.
(a)    NuStar Services Reimbursement. Commencing on the Effective Date, and for each contract year thereafter, NuStar Energy shall reimburse NS Services for all NuStar Services, in an amount and as determined by GP-LLC in its sole discretion, which reimbursement shall include, without limitation, all of NS Services’ payroll and related benefits costs, including pension funding, unit-based compensation, all administrative costs and expenses associated with maintaining and administering compensation and benefit plans and programs, all costs of paying and/or providing compensation and benefits, and all withholdings on compensation (the “Services Reimbursement”). The Services Reimbursements shall be made as cash disbursements are required by NS Services.
(b)    Taxes. If the Services Reimbursement does not include sales, use, excise, value added or similar taxes, if any such taxes are imposed on the NuStar Services, and if under the applicable laws any such taxes are to be collected and remitted to the appropriate authorities by NS Services, NuStar Energy shall pay or reimburse NS Services for any such taxes.
Section 2.03    Payment for Holdings Services.
(a)    Holdings Administrative Services Fee . Commencing on the Effective Date, and for each contract year thereafter, Holdings shall pay to NS Services the Holdings Administrative Services Fee, which shall be subject to adjustment as provided in Section 2.03(b).
(b)    Adjustment to Holdings Administrative Services Fee. The Holdings Administrative Services Fee is subject to adjustment as follows: (i) by an annual amount equal to NS Services’ annual merit increase percentage for the most recently completed fiscal year and (ii) for changed levels of services due to expansion of operations through acquisition, construction of new businesses or assets or otherwise.

(c)    Taxes. If any sales, use, excise, value added or similar taxes are imposed on the Holdings Services, and if under the applicable laws any such taxes are to be collected and remitted to the appropriate authorities by NS Services, Holdings shall pay or reimburse NS Services for any such taxes.
Section 2.04    Term.
(a)    Initial Term. This Agreement shall have an initial term commencing on the Effective Date and continuing in full force and effect until March 1, 2020 (the “Initial Term”), unless otherwise terminated pursuant to the terms hereof.
(b)    Renewal. This Agreement shall be renewed automatically for additional successive two-year terms after the Initial Term, unless any party provides six months’ advance notice to the other parties of its intent to terminate this Agreement, in which case this Agreement shall terminate six months after such notice is delivered.
ARTICLE III
MISCELLANEOUS
Section 3.01    No Third Party Beneficiary. The provisions of this Agreement are enforceable solely by the parties to the Agreement and no limited partner, assignee, member or other person shall have the right, separate and apart from the parties hereto, to enforce any provisions of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.
Section 3.02    Limited Warranty; Limitation of Liability.
NS Services represents that it will provide or cause the Services to be provided to NuStar Energy and Holdings with reasonable care and in accordance with all applicable laws, rules, and regulations, including without limitation those of the Federal Energy Regulatory Commission. EXCEPT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, ALL PRODUCTS OBTAINED FOR A SERVICE RECIPIENT AND ITS AFFILIATES ARE AS IS, WHERE IS, WITH ALL FAULTS AND NS SERVICES MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES RENDERED OR PRODUCTS OBTAINED FOR A SERVICE RECIPIENT AND ITS AFFILIATES. FURTHERMORE, A SERVICE RECIPIENT AND ITS AFFILIATES MAY NOT RELY UPON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE MADE TO NS SERVICES BY ANY PARTY PERFORMING SERVICES ON BEHALF OF NS SERVICES HEREUNDER, UNLESS SUCH PARTY MAKES AN EXPRESS WARRANTY TO SUCH SERVICE RECIPIENT AND ITS AFFILIATES. HOWEVER, IN THE CASE OF SERVICES PROVIDED BY A THIRD PARTY FOR A SERVICE RECIPIENT AND ITS AFFILIATES, IF THE THIRD PARTY PROVIDER OF SUCH SERVICES MAKES AN EXPRESS WARRANTY TO SUCH SERVICE RECIPIENT AND ITS AFFILIATES, SUCH SERVICE

RECIPIENT AND ITS AFFILIATES ARE ENTITLED TO CAUSE NS SERVICES TO RELY ON AND TO ENFORCE SUCH WARRANTY.
IT IS EXPRESSLY UNDERSTOOD BY EACH SERVICE RECIPIENT AND ITS AFFILIATES THAT NS SERVICES SHALL HAVE NO LIABILITY FOR THE FAILURE OF THIRD PARTY PROVIDERS TO PERFORM ANY SERVICES HEREUNDER AND FURTHER THAT NS SERVICES SHALL HAVE NO LIABILITY WHATSOEVER FOR THE SERVICES PROVIDED BY ANY SUCH THIRD PARTY UNLESS IN EITHER EVENT SUCH SERVICES ARE PROVIDED IN A MANNER WHICH WOULD EVIDENCE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT ON THE PART OF NS SERVICES, BUT NS SERVICES SHALL, ON BEHALF OF EACH SERVICE RECIPIENT AND ITS AFFILIATES, PURSUE ALL RIGHTS AND REMEDIES UNDER ANY SUCH THIRD PARTY CONTRACT. EACH SERVICE RECIPIENT AND ITS AFFILIATES AGREES THAT THE REMUNERATION PAID TO NS SERVICES HEREUNDER FOR THE SERVICES TO BE PERFORMED REFLECT THIS LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES. IN NO EVENT SHALL NS SERVICES BE LIABLE TO A SERVICE RECIPIENT, ITS AFFILIATES OR ANY OTHER PERSON FOR ANY INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM ANY ERROR IN THE PERFORMANCE OF SERVICES OR FROM THE BREACH OF THIS AGREEMENT, REGARDLESS OF THE FAULT OF NS SERVICES OR ANY THIRD PARTY PROVIDER OR WHETHER NS SERVICES OR THE THIRD PARTY PROVIDER ARE WHOLLY, CONCURRENTLY, PARTIALLY, OR SOLELY NEGLIGENT. TO THE EXTENT ANY THIRD PARTY PROVIDER HAS LIMITED ITS LIABILITY TO NS SERVICES FOR SERVICES UNDER AN OUTSOURCING OR OTHER AGREEMENT, EACH SERVICE RECIPIENT AND ITS AFFILIATES AGREE TO BE BOUND BY SUCH LIMITATION OF LIABILITY FOR ANY PRODUCT OR SERVICE PROVIDED TO SUCH SERVICE RECIPIENT AND ITS AFFILIATES BY SUCH THIRD PARTY PROVIDER UNDER NS SERVICES’ AGREEMENT.
Section 3.03    Force Majeure. If any party to this Agreement is rendered unable by force majeure to carry out its obligations under this Agreement, other than a party’s obligation to make payments as provided for herein, that party shall give the other parties prompt written notice of the force majeure with reasonably full particulars concerning it. Thereupon, the obligations of the party giving the notice, insofar as they are affected by the force majeure, shall be suspended during, but no longer than the continuance of, the force majeure. The affected party shall use all reasonable diligence to remove or remedy the force majeure situation as quickly as practicable.
The requirement that any force majeure situation be removed or remedied with all reasonable diligence shall not require the settlement of strikes, lockouts or other labor difficulty by the party involved, contrary to its wishes. Rather, all such difficulties may be handled entirely within the discretion of the party concerned.

Section 3.04    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments as may be required for a party to provide the services hereunder and to perform such other additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms and provisions of this Agreement.
Section 3.05    Notices. Any notice, request, demand, direction or other communication required or permitted to be given or made under this Agreement to a party shall be in writing and may be given by hand delivery, postage prepaid first-class mail delivery, delivery by a reputable international courier service guaranteeing next business day delivery or by facsimile (if confirmed by one of the foregoing methods) directed to such party’s Legal Department at the following address:
19003 IH-10 West
San Antonio, Texas 78257
Attention: Legal Department
Facsimile: (210) 918-5442

or at such other address of which notice may have been given by such party in accordance with the provisions of this Section.
Section 3.06    Counterparts. This Agreement may be executed in several counterparts, no one of which needs to be executed by all of the parties. Such counterpart, including a facsimile transmission of this Agreement, shall be deemed to be an original and shall have the same force and effect as an original. All counterparts together shall constitute but one and the same instrument.
Section 3.07    Applicable Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS.
Section 3.08    Binding Effect; Assignment. Except for the ability of NS Services to cause one or more of the Services to be performed by a third party provider (subject to the terms of this Agreement), no party shall have the right to assign its rights or obligations under this Agreement (by operation of law or otherwise) without the consent of the other parties and any such assignment that is made without such consent shall be void and of no force and effect. No permitted assignment shall release any party from any of its obligations under this Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assignees.
Section 3.09    Invalidity of Provisions. In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby.
Section 3.10    Entire Agreement. This Agreement constitutes the whole and entire agreement between the parties hereto and supersedes any prior agreement, undertaking, declarations, commitments or representations, verbal or oral, in respect of the subject matter hereof.

Section 3.11    Captions. The captions of the sections and paragraphs of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.
NUSTAR ENERGY L.P.

By: Riverwalk Logistics, L.P.,
its general partner

By: NuStar GP, LLC,
its general partner

By: _/s/ Thomas R. Shoaf______
Name: Thomas R. Shoaf
Title: Executive Vice President and Chief Financial Officer

NUSTAR GP, LLC

By: _/s/ Thomas R. Shoaf______
Name: Thomas R. Shoaf
Title: Executive Vice President and Chief Financial Officer

NUSTAR GP HOLDINGS, LLC

By: _/s/ Thomas R. Shoaf______
Name: Thomas R. Shoaf
Title: Executive Vice President and Chief Financial Officer

NUSTAR SERVICES COMPANY LLC

By: NuStar Energy L.P.,
its sole member

By: Riverwalk Logistics, L.P.,
its general partner

By: NuStar GP, LLC,
its general partner

By: _/s/ Thomas R. Shoaf______
Name: Thomas R. Shoaf
Title: Executive Vice President and Chief Financial Officer